UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2009
Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland	001-9106	23-2413352
(Brandywine Realty Trust)
Delaware	000-24407	23-2862640
(Brandywine Operating Partnership, L.P.)
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)
(610) 325-5600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On January 22, 2009, Brandywine Realty Trust (the “General Partner”), the sole general partner of Brandywine Operating Partnership, L.P. (the “Operating Partnership”), announced that the Operating Partnership has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 4.50% Guaranteed Notes due November 1, 2009 (collectively, the “Notes”). The consideration payable for the Notes is $967.50 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which is expected to be the first business day following the Expiration Time (as defined below). Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated January 22, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal.
     The Tender Offer will expire at 5:00 p.m., New York City time, on Thursday, January 29, 2009, unless extended or earlier terminated (the “Expiration Time”). Under certain circumstances, and as more fully described in the Offer to Purchase, the Operating Partnership may terminate the Tender Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time. The Operating Partnership expects to fund its purchase of Notes in the Tender Offer using available cash and borrowings under its $600 million unsecured revolving credit facility. We expect to cancel the Notes purchased pursuant to the Tender Offer (holding approximately $28.3 million of the purchased Notes until maturity in an escrow account established by an indirect wholly-owned subsidiary of the Operating Partnership).
     A copy of the press release announcing the Tender Offer is filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 22, 2009.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

	By:	/s/ Howard M. Sipzner

Howard M. Sipzner
Executive Vice President and Chief Financial Officer

By:	Brandywine Operating Partnership, L.P.

	By:	Brandywine Realty Trust, its General Partner

	By:	/s/ Howard M. Sipzner

Howard M. Sipzner
Executive Vice President and Chief Financial Officer
Date: January 22, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Brandywine Realty Trust, dated January 22, 2009.